Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Timberland Company

Stratham, New Hampshire:

We have audited the accompanying consolidated balance sheets of The Timberland Company and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Timberland Company and subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 22, 2011

THE TIMBERLAND COMPANY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2010 and 2009

	2010	2009
	(Dollars in thousands,
	except per share data)
ASSETS
Current assets
Cash and equivalents	$272,221	$289,839
Accounts receivable, net of allowance for doubtful accounts of $10,859 in 2010 and $12,175 in 2009	188,336	149,178
Inventory	180,068	158,541
Prepaid expenses	32,729	32,863
Prepaid income taxes	25,083	11,793
Deferred income taxes	22,562	26,769
Derivative assets	29	1,354

Total current assets	721,028	670,337

Property, plant and equipment, net	68,043	69,820
Deferred income taxes	15,594	14,903
Goodwill	38,958	44,353
Intangible assets, net	34,839	45,532
Other assets, net	13,897	14,962

Total assets	$892,359	$859,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$91,025	$79,911
Accrued expense
Payroll and related	47,376	43,512
Other	80,675	81,988
Income taxes payable	25,760	21,959
Deferred income taxes	—	48
Derivative liabilities	1,690	389

Total current liabilities	246,526	227,807

Other long-term liabilities	34,322	36,483
Commitments and contingencies (See Note 16)
Stockholders’ equity
Preferred Stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Class A Common Stock, $.01 par value (1 vote per share); 120,000,000 shares authorized; 75,543,672 shares issued at December 31, 2010 and 74,570,388 shares issued at December 31, 2009	756	746
Class B Common Stock, $.01 par value (10 votes per share); convertible into Class A shares on a one-for-one basis; 20,000,000 shares authorized; 10,568,389 shares issued and outstanding at December 31, 2010 and 11,089,160 shares issued and outstanding at December 31, 2009	106	111
Additional paid-in capital	280,154	266,457
Retained earnings	1,071,305	974,683
Accumulated other comprehensive income	6,671	15,048
Treasury Stock at cost; 35,610,050 Class A shares at December 31, 2010 and 31,131,253 Class A shares at December 31, 2009	(747,481)	(661,428)

Total stockholders’ equity	611,511	595,617

Total liabilities and stockholders’ equity	$892,359	$859,907

The accompanying notes are an integral part of these consolidated financial statements.

THE TIMBERLAND COMPANY

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(Amounts in thousands, except per share data)
Revenue	$1,429,484	$1,285,876	$1,364,550
Cost of goods sold	732,970	682,954	743,817

Gross profit	696,514	602,922	620,733

Operating expense
Selling	427,367	407,987	437,730
General and administrative	123,912	116,772	113,011
Litigation settlement	—	—	(2,630)
Impairment of goodwill	5,395	—	—
Impairment of intangible assets	8,556	925	2,061
Gain on termination of licensing agreements	(3,000)	—	—
Restructuring	—	(236)	925

Total operating expense	562,230	525,448	551,097

Operating income	134,284	77,474	69,636

Other income/(expense)
Interest income	434	903	2,371
Interest expense	(538)	(498)	(652)
Other, net	7,080	3,506	5,455

Total other income/(expense), net	6,976	3,911	7,174

Income before provision for income taxes	141,260	81,385	76,810
Provision for income taxes	44,638	24,741	33,904

Net income	$96,622	$56,644	$42,906

Earnings per share
Basic	$1.84	$1.01	$0.73
Diluted	$1.82	$1.01	$0.73
Weighted-average shares outstanding
Basic	52,498	56,034	58,442
Diluted	52,990	56,352	58,786

The accompanying notes are an integral part of these consolidated financial statements.

THE TIMBERLAND COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2010, 2009 and 2008

					Accumulated
	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Retained Earnings	Other Comprehensive Income/(Loss)	Treasury Stock	Comprehensive Income	Total Stockholders’ Equity
	(Dollars in thousands)
Balance, January 1, 2008	$734	$117	$251,063	$875,133	$20,106	$(569,993)		$577,160

Issuance/conversion of shares of common stock	4	(2)	2,121	—	—	—		2,123
Surrender of shares of common stock	—	—	—	—	—	(410)		(410)
Repurchase of common stock	—	—	—	—	—	(44,761)		(44,761)
Share-based compensation expense	—	—	8,166	—	—	—		8,166
Tax deficiency from share-based compensation	—	—	(1,083)	—	—	—		(1,083)
Comprehensive income:
Net income	—	—	—	42,906	—	—	$42,906	42,906
Translation adjustment	—	—	—	—	(15,955)	—	(15,955)	(15,955)
Change in fair value of cash flow hedges, net of taxes	—	—	—	—	8,254	—	8,254	8,254
Other adjustment, net of taxes	—	—	—	—	138	—	138	138

Comprehensive income	—	—	—	—	—	—	$35,343	—

Balance, December 31, 2008	738	115	260,267	918,039	12,543	(615,164)		576,538

Issuance/conversion of shares of common stock	8	(4)	1,958	—	—	—		1,962
Surrender of shares of common stock	—	—	—	—	—	(1,284)		(1,284)
Repurchase of common stock	—	—	—	—	—	(44,980)		(44,980)
Share-based compensation expense	—	—	6,295	—	—	—		6,295
Tax deficiency from share-based compensation	—	—	(2,063)	—	—	—		(2,063)
Comprehensive income:
Net income	—	—	—	56,644	—	—	$56,644	56,644
Translation adjustment	—	—	—	—	5,877	—	5,877	5,877
Change in fair value of cash flow hedges, net of taxes	—	—	—	—	(3,725)	—	(3,725)	(3,725)
Other adjustment, net of taxes	—	—	—	—	353	—	353	353

Comprehensive income	—	—	—	—	—	—	$59,149	—

Balance, December 31, 2009	746	111	266,457	974,683	15,048	(661,428)		595,617

Issuance/conversion of shares of common stock	10	(5)	4,402	—	—	—		4,407
Surrender of shares of common stock	—	—	—	—	—	(981)		(981)
Repurchase of common stock	—	—	—	—	—	(85,072)		(85,072)
Share-based compensation expense	—	—	8,997	—	—	—		8,997
Tax benefit from share-based compensation	—	—	298	—	—	—		298
Comprehensive income:
Net income	—	—	—	96,622	—	—	$96,622	96,622
Translation adjustment	—	—	—	—	(5,630)	—	(5,630)	(5,630)
Change in fair value of cash flow hedges, net of taxes	—	—	—	—	(2,495)	—	(2,495)	(2,495)
Other adjustment, net of taxes	—	—	—	—	(252)	—	(252)	(252)

Comprehensive income	—	—	—	—	—	—	$88,245	—

Balance, December 31, 2010	$756	$106	$280,154	$1,071,305	$6,671	$(747,481)		$611,511

The accompanying notes are an integral part of these consolidated financial statements.

THE TIMBERLAND COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$96,622	$56,644	$42,906
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	3,407	450	2,784
Share-based compensation	9,287	5,942	8,518
Depreciation and amortization	25,500	28,783	32,345
Provision for losses on accounts receivable	1,242	3,224	7,575
Impairment of goodwill	5,395	—	—
Impairment of intangible assets	8,556	925	2,061
Impairment of other long-lived assets	989	3,023	1,154
Litigation settlement	—	—	(2,630)
Tax expense from share-based compensation, net of excess benefit	(463)	(2,214)	(1,254)
Unrealized (gain)/loss on derivatives	422	333	(131)
Other non-cash charges/(credits), net	(1,567)	(1,381)	2,274
Increase/(decrease) in cash from changes in operating assets and liabilities, net of the effect of business combinations:
Accounts receivable	(43,559)	18,206	3,847
Inventory	(20,285)	24,178	20,789
Prepaid expenses and other assets	1,539	1,479	4,963
Accounts payable	9,013	(17,762)	11,533
Accrued expense	2,590	11,846	3,809
Prepaid income taxes	(13,290)	4,894	674
Income taxes payable	2,120	(2,093)	7,270
Other liabilities	332	(626)	(767)

Net cash provided by operating activities	87,850	135,851	147,720

Cash flows from investing activities:
Acquisition of business and purchase price adjustments, net of cash acquired	—	(1,554)	970
Additions to property, plant and equipment	(19,917)	(17,677)	(22,316)
Other	(707)	(849)	141

Net cash used by investing activities	(20,624)	(20,080)	(21,205)

Cash flows from financing activities:
Common stock repurchases	(85,233)	(43,905)	(46,261)
Issuance of common stock	4,406	1,962	1,875
Excess tax benefit from share-based compensation	761	151	183
Other	(971)	(1,284)	—

Net cash used by financing activities	(81,037)	(43,076)	(44,203)

Effect of exchange rate changes on cash and equivalents	(3,807)	(45)	(8,397)

Net increase/(decrease) in cash and equivalents	(17,618)	72,650	73,915
Cash and equivalents at beginning of year	289,839	217,189	143,274

Cash and equivalents at end of year	$272,221	$289,839	$217,189

Supplemental disclosures of cash flow information:
Interest paid	$376	$331	$486
Income taxes paid	$52,134	$23,513	$24,863
Non-cash investing activity (purchase of hardware and software on account)	$2,305	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in Thousands, Except Share and Per Share Data)

1. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of The Timberland Company and its subsidiaries (“we”, “our”, “us”, “its”, “Timberland” or the “Company”). All intercompany transactions have been eliminated in consolidation.

Fiscal Calendar

The Company’s fiscal quarters end on the Friday closest to the calendar quarter end, except that the fourth quarter and fiscal year always end on December 31.

Nature of Operations

We design, develop and market premium quality footwear, apparel and accessories products for men, women and children under the Timberland®, Timberland PRO®, Timberland Boot Company®, SmartWool® and howies® brands. We sell our products through independent retailers, better department stores, athletic stores and other national retailers, through Timberland-owned retail including stores and Internet sales, and through a mix of independent distributors, franchisees and licensees worldwide.

We manage our business in three major segments, each sharing similar product, distribution and marketing: North America, Europe and Asia. See Note 14 for additional information regarding our revenues by product and geography.

We sourced approximately 88%, 90% and 89% of our footwear products from unrelated manufacturing vendors in 2010, 2009 and 2008, respectively. The remainder was produced in our manufacturing facilities in the Dominican Republic. All of our apparel and accessories products are sourced from unrelated manufacturing vendors.

Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from these estimates. The significant estimates in the consolidated financial statements include sales returns and allowances, allowance for doubtful accounts receivable, derivatives, incentive compensation accruals, share-based compensation, contingent liabilities, impairment of long-lived assets and goodwill and income taxes.

Revenue Recognition

Our revenue consists of sales to wholesale customers (including distributors and franchisees), retail store and e-commerce revenues, license fees and royalties. We record wholesale and e-commerce revenues when title passes and the risks and rewards of ownership have passed to our customer, based on the terms of sale. Title passes generally upon shipment to or upon receipt by our customer, depending on the country of sale and the agreement with our customer. Retail store revenues are recorded at the time of the sale. License fees and royalties are recognized as earned per the terms of our licensing agreements. We also sell gift cards. Revenue from gift cards, which is not material to total revenue, is recognized at the time of redemption.

Taxes collected from customers and remitted to governmental authorities, such as sales, use and value added taxes, are recorded on a net basis.

In 2010, 2009 and 2008, we recorded $3,091, $2,320 and $2,848 of reimbursed shipping expenses within revenues and the related shipping costs within selling expense, respectively. Shipping costs are included in selling expense and were $21,331, $16,012 and $18,658 for 2010, 2009 and 2008, respectively. Our cost of

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sales may not be comparable with the cost of sales of other companies as our shipping costs are not included in costs of sales.

We record reductions to revenue for estimated wholesale and retail customer returns and allowances in the same period the related sales are recorded. We base our estimates on historical rates of customer returns and allowances, as well as the specific identification of outstanding returns and allowances, which are known to us but which have not yet been received or paid. Our total reserves for sales returns and allowances were $29,307 and $27,139 at December 31, 2010 and 2009, respectively.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the potential inability of our customers to make required payments. We estimate potential losses primarily based on our historical rate of credit losses and our knowledge of the financial condition of our customers. Our allowance for doubtful accounts totaled $10,859 and $12,175 at December 31, 2010 and 2009, respectively.

During 2008, the Company was assigned the lease on two retail locations from a franchisee. As part of this transaction, the Company recorded a non-cash exchange of a key money asset totaling $2,700 in partial settlement of certain overdue accounts receivable balances from this franchisee.

Advertising

Advertising costs are expensed at the time the advertising is used, predominantly in the season that the advertising costs are incurred. As of December 31, 2010 and 2009, we had $1,563 and $958, respectively of prepaid advertising costs recorded on our consolidated balance sheets. Advertising expense, which is included in selling expense in our consolidated statements of income, was $47,146, $40,680 and $43,123 in 2010, 2009 and 2008, respectively. Advertising expense includes co-op advertising costs, consumer-facing advertising costs such as print, television and Internet and digital campaigns, production costs including agency fees, and catalog costs. In 2010, increased investment in consumer-facing marketing and branding programs including Internet and other digital and social media initiatives, as well as magazine campaigns, was partially offset by lower levels of television advertising and related media production costs. The decrease in advertising expense from 2008 to 2009 is primarily due to lower co-op advertising spending as well as television and magazine advertising. Television advertising in 2008 included a global campaign which coincided with the summer Olympics.

Translation of Foreign Currencies

The majority of our subsidiaries have adopted their local currencies as their functional currencies. We translate financial statements denominated in foreign currencies by translating balance sheet accounts at the end of period exchange rates and statement of income accounts at the average exchange rates for the period. Cumulative translation gains and losses are recorded in accumulated other comprehensive income in stockholders’ equity and changes in cumulative translation gains and losses are reflected in comprehensive income. Realized gains and losses on transactions are reflected in earnings. Other, net, included $7,135, $100 and $6,574 of foreign exchange gains for 2010, 2009 and 2008, respectively, reflecting net currency gains and losses associated with foreign currency denominated receivables and payables.

Cash and Equivalents

Cash and equivalents consist of short-term, highly liquid investments that have original maturities to the Company of three months or less.

Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. Market value is estimated based upon assumptions made about future demand and retail market conditions. If we determine that the actual

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

market value differs from the carrying value of our inventory, we make an adjustment to reduce the value of our inventory to its net realizable value.

Derivatives

We are exposed to foreign currency exchange risk when we purchase and sell goods in foreign currencies. It is our policy and business practice to manage a portion of this risk through forward purchases and sales of foreign currencies, thereby locking in the future exchange rates. These derivative instruments are viewed as risk management tools and are not used for trading or speculative purposes. We use our operating budget and forecasts to estimate our economic exposure and to determine our hedging strategy.

Derivatives settling within the next twelve months are recognized at fair value and included in either current derivative assets or current derivative liabilities on our consolidated balance sheets. Changes in fair value of derivatives not designated or effective as hedges are recorded in other, net.

The Company has a program that qualifies for hedge accounting treatment to aid in mitigating the Company’s foreign currency exposures and to decrease the volatility in earnings. Under this hedging program, the Company performs a quarterly assessment of the effectiveness of the hedge relationship and measures and recognizes any hedge ineffectiveness in earnings. A hedge is effective if the changes in the fair value of the derivative provide offset of at least 80 percent and not more than 125 percent of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. The Company’s hedging strategy uses forward contracts as cash flow hedging instruments which are recorded in the consolidated balance sheets at fair value. The effective portion of gains and losses resulting from changes in the fair value of these hedge instruments are deferred in accumulated other comprehensive income and reclassified to earnings, in cost of goods sold, in the period that the transaction that is subject to the related hedge contract is recognized in earnings. Cash flows associated with these contracts are classified as operating cash flows in the consolidated statements of cash flows. Hedge ineffectiveness is evaluated using the hypothetical derivative method and the ineffective portion of the hedge is reported in other, net in our consolidated statements of income.

Property, Plant and Equipment

We record property, plant and equipment at cost. We provide for depreciation using the straight-line method over the estimated useful lives of the assets or over the terms of the related leases, if such periods are shorter. The principal estimated useful lives are 3 to 20 years for building and improvements, 3 to 12 years for machinery and equipment and 3 years for lasts, patterns and dies.

Goodwill and Indefinite-lived Intangible Assets

Goodwill and indefinite-lived intangible assets are evaluated for impairment at least annually (at the end of our second fiscal quarter), or when events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit or asset below its carrying amount using forecasts of discounted future cash flows. Events or circumstances that might require an interim evaluation include unexpected adverse business conditions, material changes in market capitalization, economic factors, technological changes and loss of key personnel. Should the fair value of the Company’s goodwill or indefinite-lived intangible assets decline because of a decline in operating performance, market declines, or other indicators of impairment, or as a result of changes in the discount rate, charges for impairment may be necessary.

Long-lived Assets

We periodically evaluate the carrying values and estimated useful lives of our long-lived assets, primarily property, plant and equipment and finite-lived intangible assets. When factors indicate that such assets should be evaluated for possible impairment, we use estimates of undiscounted future cash flows to determine whether the assets are recoverable. If the undiscounted cash flows are insufficient to recover the carrying value, an impairment loss is recognized.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contingencies

In the ordinary course of business, we are involved in legal matters involving contractual and employment relationships, product liability claims, trademark rights and a variety of other matters. We record contingent liabilities resulting from such matters when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable (see Note 16).

Income Taxes

Deferred income taxes are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the statutory tax rates and laws expected to apply to taxable income in the years in which the temporary differences are expected to reverse. Valuation allowances are provided against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the timing of the temporary differences becoming deductible. Management considers, among other available information, scheduled reversals of deferred tax liabilities, projected future taxable income, limitations of availability of net operating loss carry-forwards, and other matters in making this assessment.

The Company recognizes the impact of a tax position in its financial statements if that position is more likely than not to be sustained upon examination by the appropriate taxing authority, based on its technical merits.

We recognize interest expense on the amount of underpaid taxes associated with our tax positions beginning in the first period in which interest starts accruing under the tax law, and continuing until the tax positions are settled. We classify interest associated with underpayments of taxes within the income tax provision in our statement of income and in income taxes payable and other long-term liabilities on our consolidated balance sheet.

If a tax position taken does not meet the minimum statutory threshold to avoid the payment of a penalty, an accrual for the amount of the penalty that may be imposed under the tax law is recorded. Penalties are classified within the income tax provision in our statement of income and in other long-term liabilities on our consolidated balance sheet.

Earnings Per Share (“EPS”)

Basic earnings per share excludes common stock equivalents and is computed by dividing net income by the weighted-average number of common shares outstanding for the periods presented. Diluted earnings per share reflects the potential dilution that would occur if potentially dilutive securities such as stock options were exercised and nonvested shares vested, to the extent such securities would not be anti-dilutive.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of the number of shares (in thousands) included in the basic and diluted EPS computations for the years ended December 31, 2010, 2009 and 2008:

December 31,	2010			2009			2008
	Net Income	Weighted- Average Shares	Per- Share Amount	Net Income	Weighted- Average Shares	Per- Share Amount	Net Income	Weighted- Average Shares	Per- Share Amount
Basic EPS	$96,622	52,498	$1.84	$56,644	56,034	$1.01	$42,906	58,442	$0.73
Dilutive securities:
Stock options and employee stock purchase plan shares	—	358	(.02)	—	58	—	—	51	—
Nonvested shares	—	134	—	—	260	—	—	293	—

Effect of dilutive securities:	—	492	(.02)	—	318	—	—	344	—

Diluted EPS	$96,622	52,990	$1.82	$56,644	56,352	$1.01	$42,906	58,786	$0.73

The following stock options and nonvested shares (in thousands) were outstanding as of December 31, 2010, 2009 and 2008, but were not included in the computation of diluted EPS as their inclusion would be anti-dilutive:

December 31,	2010	2009	2008
Anti-dilutive securities	2,514	3,967	4,405

Share-based Compensation

The Company measures the grant date fair value of equity awards given to employees in exchange for services and recognizes that cost over the period that such services are performed. The Company recognizes the cost of share-based awards on a straight-line basis over the award’s requisite service period, with the exception of certain stock options for officers, directors and key employees granted prior to, but not yet vested as of, January 1, 2006, and awards granted under certain long-term incentive plans, for which expense continues to be recognized on a graded schedule over the vesting period of the award. The Company estimates the fair value of its stock option awards and employee stock purchase plan rights on the date of grant using the Black-Scholes option valuation model. See Note 13 for additional information.

Comprehensive Income

Comprehensive income is the combination of reported net income and other comprehensive income/(loss), which is comprised primarily of foreign currency translation adjustments and changes in the fair value of cash flow hedges.

The components of accumulated other comprehensive income/(loss) as of December 31, 2010 and 2009 were:

	2010	2009
Cumulative translation adjustment	$8,023	$13,653
Fair value of cash flow hedges, net of taxes of $(84) at December 31, 2010 and $47 at December 31, 2009	(1,591)	904
Other adjustment, net of taxes of $96 at December 31, 2010 and $147 at December 31, 2009	239	491

Total	$6,671	$15,048

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units With Zero or Negative Carrying Amounts. This accounting standard update requires entities with a zero or negative carrying value to assess, considering adverse qualitative factors, whether it is more likely than not that a goodwill impairment exists. If an entity concludes that it is more likely than not that a goodwill impairment exists, the entity must perform step 2 of the goodwill impairment test. ASU No. 2010-28 is effective for impairment tests performed by the Company during 2011, and its adoption is not expected to have a material impact on the Company’s results of operations or financial position.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures About Fair Value Measurements. This accounting standard update requires additional fair value measurement disclosures for transfers into and out of Levels 1 and 2 and separate disclosures for purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosure requirements regarding the level of disaggregation and inputs and valuation techniques used to measure fair value. ASU No. 2010-06 was effective for the Company beginning January 1, 2010 and its adoption did not have a material impact on the Company’s existing disclosures.

2. Inventory

Inventory consists of the following:

December 31,	2010	2009
Materials	$11,299	$7,944
Work-in-process	841	740
Finished goods	167,928	149,857

Total	$180,068	$158,541

3. Derivatives

In the normal course of business, the financial position and results of operations of the Company are impacted by currency rate movements in foreign currency denominated assets, liabilities and cash flows as we purchase and sell goods in local currencies. We have established policies and business practices that are intended to mitigate a portion of the effect of these exposures. We use derivative financial instruments, specifically forward contracts, to manage our currency exposures. These derivative instruments are viewed as risk management tools and are not used for trading or speculative purposes. Derivatives entered into by the Company are either designated as cash flow hedges of forecasted foreign currency transactions or are undesignated economic hedges of existing intercompany assets and liabilities, certain third party assets and liabilities and non-U.S. dollar-denominated cash balances.

Derivative instruments expose us to credit and market risk. The market risk associated with these instruments resulting from currency exchange movements is expected to offset the market risk of the underlying transactions being hedged. As a matter of policy, we enter into these derivative contracts only with counterparties having a minimum investment-grade or better credit rating. Credit risk is managed through the continuous monitoring of exposures to such counterparties. We do not believe there is a significant risk of loss in the event of non-performance by the counterparties associated with these instruments because these transactions are executed with a group of major financial institutions and have varying maturities through January 2012.

Cash Flow Hedges

The Company principally uses foreign currency forward contracts as cash flow hedges to offset the effects of exchange rate fluctuations on certain of its forecasted foreign currency denominated sales transactions. The

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s cash flow exposures include anticipated foreign currency transactions, such as foreign currency denominated sales, costs, expenses, intercompany charges, as well as collections and payments. The risk in these exposures is the potential for losses associated with the remeasurement of non-functional currency cash flows into the functional currency. The Company has a program that qualifies for hedge accounting treatment to aid in mitigating its foreign currency exposures and to decrease earnings volatility. Under this hedging program, the Company performs a quarterly assessment of the effectiveness of the hedge relationship and measures and recognizes any hedge ineffectiveness in earnings. A hedge is considered effective if the changes in the fair value of the derivative provide offset of at least 80 percent and not more than 125 percent of the changes in the fair value or cash flows of the hedged item attributable to the risk being hedged. The Company uses regression analysis to assess the effectiveness of a hedge relationship.

The Company’s hedging strategy uses forward contracts as cash flow hedging instruments, which are recorded in our consolidated balance sheet at fair value. The effective portion of gains and losses resulting from changes in the fair value of these hedge instruments are deferred in accumulated other comprehensive income (“OCI”) and reclassified to earnings, in cost of goods sold, in the period that the transaction that is subject to the related hedge contract is recognized in earnings. Cash flows associated with these contracts are classified as operating cash flows in the consolidated statements of cash flows. Hedge ineffectiveness is evaluated using the hypothetical derivative method and the ineffective portion of the hedge is reported in our consolidated statement of income in other, net. The amount of hedge ineffectiveness for the years ended December 31, 2010, 2009 and 2008 was not material.

The notional value, latest maturity date, and fair value of foreign currency forward sell contracts entered into as cash flow hedges as of December 31, 2010 and December 31, 2009 are as follows:

Currency	Contract Amount (U.S.$ Equivalent)	Maturity Date	Fair Value	Currency	Contract Amount (U.S.$ Equivalent)	Maturity Date	Fair Value
Pounds Sterling	$20,410	2011	$(59)	Pounds Sterling	$18,216	2010	$55
Pounds Sterling	3,126	2012	19	Pounds Sterling	2,441	2011	22
Euro	85,122	2011	(646)	Euro	62,168	2010	648
Euro	3,292	2012	(45)	Euro	2,230	2011	86
Japanese Yen	19,185	2011	(886)	Japanese Yen	12,766	2010	58
Japanese Yen	3,632	2012	(84)	Japanese Yen	3,317	2011	73

December 31, 2010	$134,767		$(1,701)	December 31, 2009	$101,138		$942

Other Derivative Contracts

We also enter into derivative contracts to manage foreign currency exchange risk on intercompany accounts receivable and payable, third-party accounts receivable and payable, and non-U.S. dollar-denominated cash balances using forward contracts. These forward contracts, which are undesignated hedges of economic risk, are recorded at fair value in the balance sheet, with changes in the fair value of these instruments recognized in earnings immediately. The gains or losses related to the contracts largely offset the remeasurement of those assets and liabilities. Cash flows associated with these contracts are classified as operating cash flows in the consolidated statements of cash flows.

The notional value, latest maturity date, and fair value of foreign currency forward (buy) and sell contracts entered into to mitigate the foreign currency risk associated with certain balance sheet items is as

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

follows (the contract amount represents the net amount of all purchase and sale contracts of a foreign currency):

Currency	Contract Amount (U.S.$ Equivalent)	Maturity Date	Fair Value	Currency	Contract Amount (U.S.$ Equivalent)	Maturity Date	Fair Value
Pounds Sterling	$9,312	2011	$(41)	Pounds Sterling	$(12,922)	2010	$1
Euro	8,913	2011	(9)	Euro	14,122	2010	94
Japanese Yen	28,680	2011	(35)	Japanese Yen	8,013	2010	59
Canadian Dollar	6,013	2011	11	Canadian Dollar	8,204	2010	23
Norwegian Kroner	2,219	2011	(2)	Norwegian Kroner	2,335	2010	16
Swedish Krona	2,601	2011	6	Swedish Krona	1,969	2010	12

December 31, 2010	$57,738		$(70)	December 31, 2009	$21,721		$205

Buy Contracts	$(14,061)		$(27)	Buy Contracts	$(22,572)		$(60)
Sell Contracts	71,799		(43)	Sell Contracts	44,293		265

Total Contracts	$57,738		$(70)	Total Contracts	$21,721		$205

Fair Value of Derivative Instruments

The following table summarizes the fair values and presentation in the consolidated balance sheets for derivatives, which consist of foreign exchange forward contracts, as of December 31, 2010 and 2009:

	Asset Derivatives		Liability Derivatives
Balance Sheet Location	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Derivatives designated as hedging instruments:
Derivative assets	$—	$1,313	$—	$224
Derivative liabilities	1,693	6	3,284	335
Other assets, net	6	184	5	—
Other long-term liabilities	67	—	178	2

	$1,766	$1,503	$3,467	$561

Derivatives not designated as hedging instruments:
Derivative assets	$29	$265	$—	$—
Derivative liabilities	6	—	105	60

	$35	$265	$105	$60

Total derivatives	$1,801	$1,768	$3,572	$621

Certain of our derivative contracts are covered under a master netting arrangement (see Note 5).

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Effect of Derivative Instruments on the Statements of Income for the Years Ended December 31, 2010, 2009 and 2008

The following table summarizes the impact on OCI as of December 31, 2010 and 2009 and the statement of income for the years ended December 31, 2010, 2009 and 2008 for derivatives, which consist of foreign exchange forward contracts:

Derivatives in Cash Flow Hedging Relationships	2010	2009	2008
Gain/(loss) recognized in OCI, net of taxes (effective portion)	$(1,591)	$904	$4,629
Gain/(loss) reclassified from OCI into cost of goods sold (effective portion)	$4,609	$1,398	$(3,390)

The Company expects to reclassify pre-tax losses of $1,701 to the statement of income in cost of goods sold within the next twelve months.

Derivatives not Designated as Hedging Instruments	2010	2009	2008
Gain/(loss) recognized in other, net	$(1,669)	$1,371	$(727)

During the year ended December 31, 2009, the Company de-designated certain cash flow hedges that related to its Japanese Yen exposure. Included in other, net above is a net loss of approximately $14 related to these contracts.

4. Concentration of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of temporary cash investments, trade receivables and derivative instruments. We place our temporary cash investments and derivative instruments with a variety of high credit quality financial institutions, thereby minimizing exposure to concentration of credit risk. As a matter of policy, we enter into derivative contracts only with counterparties having a minimum investment-grade or better credit rating. Credit risk is managed through the continuous monitoring of exposures to such counterparties. Credit risk with respect to trade receivables is limited due to the large number of customers included in our customer base.

5. Fair Value of Financial Instruments

Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The Company recognizes and reports significant transfers between Level 1 and Level 2, and into and out of Level 3, as of the actual date of the event or change in circumstances that caused the transfer. For the years ended December 31, 2010 and 2009, the Company did not have any financial assets or liabilities or nonfinancial assets or liabilities recognized or disclosed at fair value on a recurring basis for which significant unobservable inputs (Level 3) were used to measure fair value.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Assets and Liabilities

The following tables present information about our assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009:

Description	Level 1	Level 2	Level 3	Impact of Netting	2010 Total
Assets:
Cash equivalents:
Time deposits	$—	$95,000	$—	$—	$95,000
Mutual funds	$—	$13,202	$—	$—	$13,202
Foreign exchange forward contracts:
Derivative assets	$—	$1,801	$—	$(1,771)	$30
Cash surrender value of life insurance	$—	$7,564	$—	$—	$7,564
Liabilities:
Foreign exchange forward contracts:
Derivative liabilities	$—	$3,572	$—	$(1,771)	$1,801

Description	Level 1	Level 2	Level 3	Impact of Netting	2009 Total
Assets:
Cash equivalents:
Time deposits	$—	$70,041	$—	$—	$70,041
Mutual funds	$—	$95,871	$—	$—	$95,871
Foreign exchange forward contracts:
Derivative assets	$—	$1,768	$—	$(230)	$1,538
Cash surrender value of life insurance	$—	$8,036	$—	$—	$8,036
Liabilities:
Foreign exchange forward contracts:
Derivative liabilities	$—	$621	$—	$(230)	$391

Cash equivalents, included in cash and equivalents on our consolidated balance sheet, include money market mutual funds and time deposits placed with a variety of high credit quality financial institutions. Time deposits are valued based on current interest rates and mutual funds are valued at the net asset value of the fund. The carrying values of accounts receivable and accounts payable approximate their fair values due to their short-term maturities.

The fair value of the derivative contracts in the tables above is reported on a gross basis by level based on the fair value hierarchy with a corresponding adjustment for netting for financial statement presentation purposes, where appropriate. As of December 31, 2010 and 2009, the derivative contracts above include $1 and $184, respectively, of assets included in other assets, net on our consolidated balance sheet and $111 and $2, respectively, of liabilities included in other long-term liabilities on our consolidated balance sheet. The Company often enters into derivative contracts with a single counterparty and certain of these contracts are covered under a master netting agreement. The fair values of our foreign currency forward contracts are based on quoted market prices or pricing models using current market rates.

The cash surrender value of life insurance represents insurance contracts held as assets in a rabbi trust to fund the Company’s deferred compensation plan. These assets are included in other assets, net on our consolidated balance sheet. The cash surrender value of life insurance is based on the net asset values of the underlying funds available to plan participants.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nonfinancial Assets

Goodwill and indefinite-lived intangible assets are tested for impairment annually at the end of our second quarter and when events occur or circumstances change that would, more likely than not, reduce the fair value of a business unit or an intangible asset with an indefinite-life below its carrying value. Events or changes in circumstances that may trigger interim impairment reviews include significant changes in business climate, operating results, planned investment in the business unit or an expectation that the carrying amount may not be recoverable, among other factors.

During the quarter ended July 2, 2010, management concluded that the carrying value of goodwill exceeded the estimated fair value for its IPath, North America Retail and Europe Retail reporting units and, accordingly, recorded an impairment charge of $5,395. Management also concluded that the carrying value of the IPath and howies trademarks and other intangible assets exceeded the estimated fair value and, accordingly, recorded an impairment charge of $7,854. The Company’s North America Wholesale and Europe Wholesale business units have fair values substantially in excess of their carrying value (see Note 8).

Impairment charges included in the 2010 consolidated statement of income, by segment, are as follows:

	North America		Sub- Total	Europe			Sub- Total	Total Company
	IPath	Retail		IPath	Howies	Retail
Goodwill	$4,118	$794	$4,912	$—	$—	$483	$483	$5,395
Trademarks	2,407	—	2,407	1,426	3,181	—	4,607	7,014
Other intangibles	1,298	—	1,298	—	244	—	244	1,542

	$7,823	$794	$8,617	$1,426	$3,425	$483	$5,334	$13,951

These non-recurring fair value measurements were developed using significant unobservable inputs (Level 3). For goodwill, the primary valuation technique used was the discounted cash flow analysis based on management’s estimates of forecasted cash flows for each business unit, with those cash flows discounted to present value using rates proportionate with the risks of those cash flows. In addition, management used a market-based valuation method involving analysis of market multiples of revenues and earnings before interest, taxes, depreciation and amortization for a group of similar publicly traded companies and, if applicable, recent transactions involving comparable companies. The Company believes the blended use of these models balances the inherent risk associated with either model if used on a stand-alone basis, and this combination is indicative of the factors a market participant would consider when performing a similar valuation. For trademark intangible assets, management used the relief-from-royalty method, in which fair value is the discounted value of forecasted royalty revenue using a royalty rate that an independent third party would pay for use of that trademark. Further information regarding the fair value measurements is provided below.

IPath

The IPath business unit has not met the revenue and earnings growth forecasted at its acquisition in April 2007. Accordingly, during the second quarter of 2010, management reassessed the financial expectations of this business as part of its long range planning process. The revenue and earnings growth assumptions were developed based on near term trends, potential opportunities and planned investment in the IPath® brand. Management’s business plans and projections were used to develop the expected cash flows for the next five years and a 4% residual revenue growth rate applied thereafter. The analysis reflects a market royalty rate of 1.5% and a weighted average discount rate of 22%, derived primarily from published sources and adjusted for increased market risk. We recorded charges of $8,547 in the second quarter of 2010, which reduced the carrying value of finite-lived trademark intangible assets to $720 and the carrying value of IPath’s goodwill to zero. In the fourth quarter of 2010, the Company recorded an additional charge of $702 which reduced the remaining carrying value of the IPath intangible assets to zero.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

howies

howies has not met the revenue and earnings growth forecasted at its acquisition in December 2006. Accordingly, during the second quarter of 2010, management reassessed the financial expectations of this business as part of its long range planning process. The revenue and earnings growth assumptions were developed based on near term trends, potential opportunities and planned investment in the howies® brand. Management’s business plans and projections were used to develop the expected cash flows for the next five years and a 4% residual revenue growth rate applied thereafter. The analysis reflects a market royalty rate of 2% and a weighted average discount rate of 24%, derived primarily from published sources and adjusted for increased market risk. After the charges in the table above, there was $1,200 of indefinite-lived trademark intangible assets remaining.

North America and Europe Retail

The Company’s retail businesses in North America and Europe have been negatively impacted by continued weakness in the macroeconomic environment, low consumer spending and a longer than expected economic recovery. The fair value of these businesses using the discounted cash flow analysis were based on management’s business plans and projections for the next five years and a 4% residual growth thereafter. The analysis reflects a weighted average discount rate in the range of 19%, derived primarily from published sources and adjusted for increased market risk. After the charges in the table above, the carrying value of the goodwill was zero.

Other Long-lived Assets

During 2010 and 2009, the Company evaluated the carrying value of certain long-lived fixed assets, specifically certain footwear molds used in our production process. Based on an evaluation that included Level 3 input factors such as actual and planned production levels and style changes, the Company determined that the carrying value of the molds was impaired and we recorded a pre-tax, non-cash charge of approximately $550 and $800 in the years ended December 31, 2010 and 2009, respectively, which reduced the carrying value of the molds to zero. The charge is reflected in cost of goods sold in our consolidated statement of income and in Unallocated Corporate in our segment reporting.

During 2010 and 2009, we also evaluated the carrying value of certain long-lived fixed assets, primarily related to certain of our retail locations, including leasehold improvements and, in 2009, certain software associated with our e-commerce platform. With respect to store-level assets, the Company’s evaluation of potential impairment includes Level 3 input factors such as estimates of future cash flows based on past and expected future performance, intended future use of the assets and knowledge of the market in which the store is located. Based on this evaluation we determined that the carrying value of these assets was impaired and we recorded a pre-tax non-cash charge of approximately $500 in 2010, which is reflected in selling expense in our consolidated statement of income. Approximately $230 of the charge is in our North America segment, $265 is in our Europe segment, and $5 is in our Asia segment. In 2009, we recorded a pre-tax non-cash charge of approximately $2,125, of which $1,800 is reflected in selling expense in our consolidated statement of income, and $325 is reflected in general and administrative expense. Approximately $1,800 of the charge is in our North America segment, $165 is in our Europe segment, and $160 is in our Asia segment. The charges reduced the carrying value of these assets to zero.

During 2009, the Company evaluated the carrying value of the GoLite® trademark, which is licensed to a third party, for events or changes in circumstances indicating that the carrying value of the asset may not be recoverable. Considering such Level 3 input factors as the ability of the licensee to obtain necessary financing, the impact of changes in economic conditions and an assessment of the Company’s ability to recover all contractual payments when due under the licensing arrangement, the Company determined that the carrying value of the GoLite® trademark was impaired and recorded a pre-tax non-cash charge of approximately $925, which reduced the carrying value of the trademark to zero. The charge is reflected in our Europe segment. See Note 8 for additional information.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6. Property, Plant and Equipment

Property, plant and equipment consist of the following:

December 31,	2010	2009
Land and improvements	$501	$501
Building and improvements	47,171	47,800
Machinery and equipment	165,798	162,515
Lasts, patterns and dies	32,935	30,090

Total cost	246,405	240,906
Less: accumulated depreciation	(178,362)	(171,086)

Net property, plant and equipment	$68,043	$69,820

Depreciation expense was $22,280, $24,654 and $28,005 for the years ended December 31, 2010, 2009 and 2008, respectively.

7. Acquisitions

On March 16, 2009, we acquired 100% of the stock of Glaudio Fashion B.V. (“Glaudio”) for approximately $1,500, net of cash acquired. Glaudio operates 9 Timberland® retail stores in the Netherlands and Belgium which sell Timberland® footwear, apparel and accessories for men, women and kids. The acquisition was effective March 1, 2009, and the financial position and results of operations of Glaudio have been included in our Europe segment from the effective date of the acquisition. The acquisition of Glaudio was not material to the results of operations, financial position or cash flows of the Company.

8. Goodwill and Other Intangible Assets

The Company tests goodwill for impairment annually at the end of its second quarter and when events occur or circumstances change that would, more likely than not, reduce the fair value of a business unit below its carrying value. During the quarter ended July 2, 2010, management concluded that the carrying value of goodwill exceeded the estimated fair value for its IPath, North America Retail and Europe Retail reporting units and, accordingly, recorded an impairment charge of $5,395 which reduced the carrying value of the goodwill to zero. See Note 5 for additional information.

A summary of goodwill activity follows:

December 31,	2010			2009
	Gross	Accumulated Impairment	Net Book Value	Gross	Accumulated Impairment	Net Book Value
Balance at beginning of year	$44,353	$—	$44,353	$43,870	$—	$43,870
Additions from acquisitions (Note 7)	—	—	—	483	—	483
Impairment charges (Note 5)	—	(5,395)	(5,395)	—	—	—

Balance at end of year	$44,353	$(5,395)	$38,958	$44,353	$—	$44,353

Indefinite-lived intangible assets are also tested for impairment annually at the end of our second quarter and when events occur or circumstances change that would, more likely than not, reduce the fair value of an intangible asset with an indefinite-life below its carrying value. The IPath business unit and howies have not met the revenue and earnings growth forecasted at their acquisitions. Accordingly, during the second quarter of 2010, management reassessed the financial expectations of these businesses as part of its long range planning process. As a result of this assessment and testing process, management concluded that the carrying value of

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the IPath and howies trademarks and other intangible assets exceeded the estimated fair value and, accordingly, recorded an impairment charge of $7,854. In the fourth quarter of 2010, the Company recorded an additional charge of $702, which reduced the remaining carrying value of IPath intangible assets to zero. See Note 5 for additional information.

On an on-going basis, the Company evaluated the carrying value of the GoLite® trademark, which was licensed to a third party, for events or changes in circumstances indicating that the carrying value of the asset may not be recoverable. Factors considered included the ability of the licensee to obtain necessary financing, the impact of changes in economic conditions and an assessment of the Company’s ability to recover all contractual payments when due under the licensing arrangement. During 2008, we evaluated the useful life and carrying value of the GoLite® indefinite-lived trademark in response to our decision to license the trademark to a third party. We concluded that the trademark no longer met the definition of an indefinite-lived intangible asset and began amortizing the trademark over a 10-year period, or the initial license term. We evaluated its carrying value using forecasts of undiscounted future cash flows and, during 2008, recorded $2,061 of impairment charges related to this intangible asset, which reduced its carrying value to approximately $1,000 at December 31, 2008. During 2009, using the factors noted above, the Company determined that the carrying value of the GoLite® trademark was further impaired and recorded a charge of approximately $925, which reduced the carrying value of the trademark to zero. The charges are reflected in our Europe segment.

Intangible assets consist of trademarks and other intangible assets. Other intangible assets consist of customer, patent and non-competition related intangible assets.

Intangible assets consist of the following:

December 31,	2010			2009
	Gross	Accumulated Amortization	Net Book Value	Gross	Accumulated Amortization	Net Book Value
Trademarks (indefinite-lived)	$32,402	$—	$32,402	$35,841	$—	$35,841
Trademarks (finite-lived)	4,064	(2,462)	1,602	10,239	(4,149)	6,090
Other intangible assets (finite-lived)	5,995	(5,160)	835	10,723	(7,122)	3,601

Total	$42,461	$(7,622)	$34,839	$56,803	$(11,271)	$45,532

We amortize intangible assets with finite useful lives assuming no expected residual value.

December 31,	2010	2009
Weighted average amortization period for trademarks subject to amortization (years)	5.0	11.7
Weighted average amortization period for other intangible assets (years)	5.7	5.7
Weighted average amortization period for all intangible assets subject to amortization (years)	5.4	8.6

Amortization expense related to all intangible assets was $2,223, $2,883 and $3,366 in 2010, 2009 and 2008, respectively. We estimate future amortization expense from intangible assets held as of December 31, 2010 to be $1,363, $538, $330, $162 and $44 in 2011, 2012, 2013, 2014 and 2015, respectively.

9. Deferred Compensation Plan

We have established an irrevocable grantor’s trust to hold assets to fund benefit obligations under the Company’s Deferred Compensation Plan (the “Plan”). Our obligations under the Plan consist of our unsecured contractual commitment to deliver, at a future date, any of the following: (i) deferred compensation credited to an account under the Plan, (ii) additional amounts, if any, that we may, from time to time, credit to the Plan, and (iii) notional earnings on the foregoing amounts based upon investment elections made by the participants. The obligations are payable in cash upon retirement, termination of employment and/or at certain other times

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in a lump-sum distribution or in installments, as elected by the participant in accordance with the Plan. The Plan assets, which reside in other assets, net on our consolidated balance sheets, were $7,564 and $8,036 as of December 31, 2010 and 2009, respectively. The securities that comprise the Plan assets are Company-owned life insurance policies. These assets are subject to the claims of the general creditors of the Company in the event of insolvency. Our deferred compensation liability, which is included in other long-term liabilities on our consolidated balance sheet, was $7,140 and $6,617 as of December 31, 2010 and 2009, respectively.

10. Credit Agreements

We have an unsecured committed revolving credit agreement with a group of banks which matures on June 2, 2011 (the “Credit Agreement”). The Credit Agreement provides for $200,000 of committed borrowings, of which up to $125,000 may be used for letters of credit. Any letters of credit outstanding under the Credit Agreement ($1,595, at December 31, 2010) reduce the amount available for borrowing under the Credit Agreement. Upon approval of the bank group, we may increase the committed borrowing limit by $100,000 for a total commitment of $300,000. Under the terms of the Credit Agreement, we may borrow at interest rates based on Eurodollar rates (approximately 0.3% as of December 31, 2010), plus an applicable margin of between 13.5 and 47.5 basis points, based on a fixed charge coverage grid that is adjusted quarterly. As of December 31, 2010, the applicable margin under the facility was 47.5 basis points. We will pay a utilization fee of an additional 5 basis points if our outstanding borrowings under the facility exceed $100,000. We also pay a commitment fee of 6.5 to 15 basis points per annum on the total commitment, based on a fixed charge coverage grid that is adjusted quarterly. As of December 31, 2010, the commitment fee was 15 basis points. The Credit Agreement places certain limitations on additional debt, stock repurchases, acquisitions, and the amount of dividends we may pay, and includes certain other financial and non-financial covenants. The primary financial covenants relate to maintaining a minimum fixed charge coverage ratio of 2.25:1 and a maximum leverage ratio of 2:1. We measure compliance with the financial and non-financial covenants and ratios as required by the terms of the Credit Agreement on a fiscal quarter basis.

We had uncommitted lines of credit available from certain banks totaling $30,000 as of December 31, 2010. Any borrowings under these lines would be at prevailing money market rates. Further, we had an uncommitted letter of credit facility of $80,000 to support inventory purchases. These arrangements may be terminated at any time at the option of the banks or at our option.

As of December 31, 2010 and 2009, we had no borrowings outstanding under any of our credit facilities. We did not utilize our borrowing capability under the facilities at any point during 2010 and 2009.

11. Income Taxes

The components of income before taxes are as follows:

December 31,	2010	2009	2008
Domestic	$66,271	$51,432	$51,779
International	74,989	29,953	25,031

Total	$141,260	$81,385	$76,810

The components of the provision for income taxes are as follows:

	2010		2009		2008
December 31,	Current	Deferred	Current	Deferred	Current	Deferred
Federal	$28,543	$(326)	$13,417	$1,834	$21,434	$3,983
State	6,244	(165)	3,494	557	3,648	774
Foreign	8,077	2,265	7,252	(1,813)	6,115	(2,050)

Total	$42,864	$1,774	$24,163	$578	$31,197	$2,707

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision for income taxes differs from the amount computed using the statutory federal income tax rate of 35.0% due to the following:

December 31,	2010		2009		2008
Federal income tax at statutory rate	$49,441	35.0%	$28,485	35.0%	$26,884	35.0%
State taxes, net of applicable federal benefit	3,951	2.8	2,633	3.2	2,874	3.7
Foreign	(11,611)	(8.2)	(5,556)	(6.8)	(3,932)	(5.1)
Tax examination settlements	—	—	(6,417)	(7.9)	—	—
Uncertain tax positions	3,960	2.8	4,677	5.8	5,974	7.8
Other, net	(1,103)	(0.8)	919	1.1	2,104	2.7

Total	$44,638	31.6%	$24,741	30.4%	$33,904	44.1%

The tax effects of temporary differences and carry-forwards that give rise to deferred tax assets and liabilities consist of the following:

December 31,	2010	2009
Deferred tax assets:
Inventory	$1,257	$2,193
Receivable allowances	8,834	8,570
Employee benefit accruals	6,252	4,643
Interest	916	4,783
Tax credits on undistributed foreign earnings	1,261	2,088
Deferred compensation	3,970	3,075
Deferred unrecognized tax benefits	3,952	5,777
Share-based compensation	8,280	7,339
Net operating loss carry-forwards	5,944	4,990
Other	6,563	7,948

	47,229	51,406

Deferred tax liabilities:
Accelerated depreciation and amortization	(3,129)	(4,744)
Other	—	(48)

	(3,129)	(4,792)

Net deferred tax asset before valuation allowance	44,100	46,614
Valuation allowance	(5,944)	(4,990)

Net deferred tax asset	$38,156	$41,624

Deferred taxes are reported in the following balance sheet captions in the amounts shown:

December 31,	2010	2009
Deferred income taxes (current assets)	$22,562	$26,769
Deferred income taxes (non-current assets)	15,594	14,903
Deferred income taxes (current liabilities)	—	(48)

Net deferred tax asset	$38,156	$41,624

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The valuation allowance relates to foreign net operating loss carry-forwards that may not be realized. The valuation allowance of $5,944 at December 31, 2010 includes $883 provided for during 2010 relating primarily to net operating loss carry-forwards in Luxembourg. The valuation allowance at December 31, 2009 of $4,990 includes $805 provided for during 2009 relating primarily to net operating loss carry-forwards in Luxembourg.

Losses before income taxes from foreign operations were $(4,026), $(3,659) and $(4,045) for the years ended December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, the Company had $26,654 of foreign operating loss carry-forwards available to offset future foreign taxable income. Of these operating loss carry-forwards, $356 will expire in various years from 2016 through 2019, and $26,298 relates to operating loss carry-forwards that may be carried forward indefinitely.

As of December 31, 2010, the Company has indefinitely reinvested approximately $196,864 of the cumulative undistributed earnings of certain foreign subsidiaries. Such earnings would be subject to U.S. taxes if repatriated to the U.S. The amount of unrecognized deferred tax liability associated with the permanently reinvested cumulative undistributed earnings was approximately $43,031.

The following table reconciles the total amount recorded for unrecognized tax benefits for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Unrecognized tax benefits at January 1	$19,707	$23,751	$19,046
Gross increases — tax positions in prior period	—	207	824
Gross decreases — tax positions in prior period	(1,693)	(7,062)	(4)
Gross increases — current-period tax positions	3,685	3,888	4,317
Settlements	—	(295)	—
Lapse in statute of limitations	(981)	(782)	(432)

Unrecognized tax benefits at December 31	$20,718	$19,707	$23,751

We had a $22,693 and $24,748 gross liability for uncertain tax positions and accrued interest and penalties included in other long-term liabilities on our balance sheet as of December 31, 2010 and 2009, respectively. We had a $22 and $48 gross liability for uncertain tax positions and accrued interest and penalties included in accrued income taxes payable on our balance sheet as of December 31, 2010 and 2009, respectively. Of the total gross liability at the end of 2010, $18,763 represents the amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate.

We recognize interest expense on the amount of taxes associated with our tax positions beginning in the first period in which interest starts accruing under the tax law, and continuing until the tax positions are settled. We classify interest associated with underpayments of taxes as income tax expense in our consolidated statement of income and in other long-term liabilities and in accrued income taxes payable on the consolidated balance sheet. The gross amount of interest expense included in our income tax provision was $1,046, $1,276 and $1,714 for the years ended December 31, 2010, 2009 and 2008, respectively. The total amount of accrued interest included in other long-term liabilities as of December 31, 2010 and 2009 was $1,802 and $4,868, respectively. The total amount of interest included in accrued income taxes payable as of December 31, 2010 and 2009 was $22 and $48, respectively.

If a tax position taken does not meet the minimum statutory threshold to avoid the payment of a penalty, an accrual for the amount of the penalty that may be imposed under the tax law is recorded. Penalties are classified as income tax expense in our consolidated statement of income and in other long-term liabilities on our consolidated balance sheet. There were no penalties included in our income tax provision for the year ended December 31, 2010. There were penalties of $53 and $120 included in our income tax provision for the

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years ended December 31, 2009 and 2008, respectively. The total amount of penalties included in other long-term liabilities at each of December 31, 2010 and 2009 is $173.

We conduct business globally and, as a result, the Company or one or more of our subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as China, France, Germany, Hong Kong, Italy, Japan, Spain, Switzerland, the U.K. and the United States. We are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2003.

In 2010, we received final approval associated with tax clearance for certain foreign operations which resulted in a decrease in prior year tax positions of $1,377. In 2009, we concluded audits internationally which resulted in settlements of $295 and decreases in prior year tax positions of $7,062. In 2008, we did not conclude any audits. It is reasonably possible that unrecognized tax benefits related to federal, state and foreign tax positions may decrease by $8,400 by December 31, 2011 if audits are completed or tax years close during 2011.

In December of 2009, we received a Notice of Assessment from the Internal Revenue Department of Hong Kong for approximately $17,600 with respect to the tax years 2004 through 2008. In connection with the assessment, the Company made required payments to the Internal Revenue Department of Hong Kong totaling approximately $8,400 in 2010. These payments are included in prepaid taxes on our consolidated balance sheet. We believe we have a sound defense to the proposed adjustment and will continue to firmly oppose the assessment. We believe that the assessment does not impact the level of liabilities for our income tax contingencies. However, actual resolution may differ from our current estimates, and such differences could have a material impact on our future effective tax rate and our results of operations.

12. Stockholders’ Equity

Our Class A Common Stock and Class B Common Stock are identical in virtually all respects, except that shares of Class A Common Stock carry one vote per share, while shares of Class B Common Stock carry ten votes per share. In addition, holders of Class A Common Stock have the right, voting separately as a class, to elect 25% of the directors of the Company, and vote together with the holders of Class B Common Stock for the remaining directors. Class B Common Stock may be converted to Class A Common Stock on a one-for-one basis. In 2010, 2009 and 2008, respectively, 520,771, 440,000 and 214,500 shares of Class B Common Stock were converted to Class A Common Stock.

On February 7, 2006, our Board of Directors approved a repurchase of 6,000,000 shares of our Class A Common Stock. During 2008, we repurchased 1,281,602 shares under this authorization. No shares remain under this authorization.

On March 10, 2008, our Board of Directors approved the repurchase of up to an additional 6,000,000 shares of our Class A Common Stock. Shares repurchased under this authorization totaled 1,324,259, 3,244,643 and 1,431,098 for the years ended December 31, 2010, 2009 and 2008, respectively. No shares remain under this authorization.

On December 3, 2009, our Board of Directors approved the repurchase of up to an additional 6,000,000 shares of our Class A Common Stock. Shares repurchased under this authorization totaled 3,102,563 for the year ended December 31, 2010. As of December 31, 2010, 2,897,437 shares remained available for purchase under this authorization.

From time to time, we use plans adopted under Rule 10b5-1 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to facilitate share repurchases.

During 2010, 2009 and 2008, certain employees surrendered restricted shares, valued at approximately $981, $1,284 and $410, respectively, to the Company to satisfy tax withholding obligations.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13. Share-based Compensation

The Company accounts for share-based compensation by measuring the grant date fair value of equity awards given to employees in exchange for services and recognizing that cost over the period that such services are performed. The Company recognizes the cost of share-based awards on a straight-line basis over the award’s requisite service period, with the exception of certain stock options for officers, directors and key employees granted under certain long-term incentive plans, for which expense continues to be recognized on a graded schedule over the vesting period of the award. The Company is required to estimate the number of all share-based awards that will be forfeited, and uses historical data to estimate its forfeitures.

Share-based compensation costs were recorded in cost of good sold, selling expense, and general and administrative expense as follows for the years ended December 31, 2010, 2009 and 2008:

December 31,	2010	2009	2008
Cost of goods sold	$351	$700	$1,385
Selling expense	2,944	2,837	4,529
General and administrative expense	5,992	2,405	2,604

Total	$9,287	$5,942	$8,518

Incentive Plans

In February 2007, our Board of Directors adopted The Timberland Company 2007 Incentive Plan (the “2007 Plan”), which was subsequently approved by shareholders on May 17, 2007. The 2007 Plan was established to provide for grants of awards to key employees and directors of, and consultants and advisors to, the Company or its affiliates who, in the opinion of the Management Development and Compensation Committee of the Board of Directors (“MDCC”), are in a position to make significant contributions to the success of the Company and its affiliates. The 2007 Plan replaced the Company’s 1997 Incentive Plan, as amended (the “1997 Plan”), and no new awards have been issued under the 1997 Plan. Awards under the 2007 Plan may take the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, including restricted stock units, performance awards, cash and other awards that are convertible into, or otherwise based on, the Company’s stock. A maximum of 8,000,000 shares may be issued under the 2007 Plan, subject to adjustment as provided in the 2007 Plan. The 2007 Plan also contains limits with respect to the awards that can be made to any one person. Stock options granted under the 2007 Plan will be granted with an exercise price equal to fair market value at date of grant. All options expire ten years from date of grant. Awards granted under the 2007 Plan will become exercisable or vest as determined by the Administrator of the Plan.

Under the Company’s 1997 Plan, 16,000,000 shares of Class A Common Stock were reserved for issuance to officers, directors and key employees. In addition to stock options, any of the following incentives may have been awarded to participants under the 1997 Plan: stock appreciation rights, nonvested shares, unrestricted stock, awards entitling the recipient to delivery in the future of Class A Common Stock or other securities, securities that are convertible into, or exchangeable for, shares of Class A Common Stock and cash bonuses. Option grants and vesting periods under the 1997 Plan were determined by the MDCC. Outstanding stock options granted under the 1997 Plan were granted with an exercise price equal to fair market value at the date of grant and became exercisable either in equal installments over three years, beginning one year after the grant date, or became exercisable two years after the grant date. Prior to 2007, most stock options granted under the 1997 Plan were exercisable in equal installments over four years. All options expire ten years after the grant date. Upon approval of the 2007 Plan, no new awards were issued under the 1997 Plan.

Under our 2001 Non-Employee Directors Stock Plan, as amended (the “2001 Plan”), we reserved 400,000 shares of Class A Common Stock for the granting of stock options to eligible non-employee directors of the Company. Under the terms of the 2001 Plan, stock option grants were awarded on a predetermined

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

formula basis. Unless terminated by our Board of Directors, the 2001 Plan will be in effect until all options issued thereunder expire or are exercised. The exercise price of options granted under the 2001 Plan is the fair market value of the stock on the date of the grant. Initial awards of stock options granted under the 2001 Plan to new directors become exercisable in equal installments over three years and annual awards of options granted under the 2001 Plan become fully exercisable one year from the date of grant and, in each case, expire ten years after the grant date. Stock options granted under the 2001 Plan prior to December 31, 2004 became exercisable in equal installments over four years, beginning one year after the grant date, and expire ten years after the grant date.

Options to purchase an aggregate of 3,159,713, 3,208,571 and 3,110,208 shares were exercisable under all option arrangements as of December 31, 2010, 2009 and 2008, respectively. Under the 2007 Plan, the only Plan from which we are actively issuing equity awards, there were 4,423,778, 1,153,937 and 3,121,365 shares available for future grants as of December 31, 2010, 2009 and 2008, respectively. The shares available at December 31, 2010 and 2009 reflect the assumption that awards granted under the Company’s 2010 and 2009 Executive Long Term Incentive Programs discussed below will be earned at the target level for performance stock units and the maximum level for performance stock options.

The Company received $4,406 in proceeds on the exercise of stock options under the Company’s stock option and employee stock purchase plans and recorded a tax benefit of $493 related to these stock option exercises during the year ended December 31, 2010.

Shares issued upon the exercise of stock options under the Company’s stock option and employee stock purchase plans are from authorized but unissued shares of the Company’s Class A Common Stock.

Long Term Incentive Programs

2010 Executive Long Term Incentive Program

On March 3, 2010, the Management Development and Compensation Committee of the Board of Directors approved the terms of The Timberland Company 2010 Executive Long Term Incentive Program (“2010 LTIP”) with respect to equity awards to be made to certain of the Company’s executives and employees. On March 4, 2010, the Board of Directors also approved the 2010 LTIP with respect to the Company’s Chief Executive Officer. The 2010 LTIP was established under the Company’s 2007 Incentive Plan. The awards are subject to future performance, and consist of performance stock units (“PSUs”), equal in value to one share of the Company’s Class A Common Stock, and performance stock options (“PSOs”), with an exercise price of $19.45 (the closing price of the Company’s Class A Common Stock as quoted on the New York Stock Exchange on March 4, 2010, the date of grant). On May 13, 2010, additional awards were made under the 2010 LTIP consisting of PSUs equal in value to one share of the Company’s Class A Common Stock, and PSOs with an exercise price of $22.55 (the closing price of the Company’s Class A Common Stock as quoted on the New York Stock Exchange on May 13, 2010, the date of grant). Shares with respect to the PSUs will be granted and will vest following the end of the applicable performance period and approval by the Board of Directors, or a committee thereof, of the achievement of the applicable performance metric. The PSOs will vest in three equal annual installments following the end of the applicable performance period and approval by the Board of Directors, or a committee thereof, of the achievement of the applicable performance metric. The payout of the performance awards will be based on the Company’s achievement of certain levels of revenue growth and earnings before interest, taxes, depreciation and amortization (“EBITDA”), with threshold, budget, target and maximum award levels based upon actual revenue growth and EBITDA of the Company during the applicable performance periods equaling or exceeding such levels. The performance period for the PSUs is the three-year period from January 1, 2010 through December 31, 2012, and the performance period for the PSOs is the twelve-month period from January 1, 2010 through December 31, 2010. No awards shall be made or earned, as the case may be, unless the threshold goal is attained, and the maximum payout may not exceed 200% of the target award.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The maximum number of shares to be awarded with respect to PSUs under the 2010 LTIP is 527,800, which, if earned, will be settled in early 2013. Based on current estimates of the likely level of achievement of the performance metric, unrecognized compensation expense with respect to the 2010 PSUs was $2,463 as of December 31, 2010. This expense is expected to be recognized over a weighted-average remaining period of 2.2 years.

The maximum number of shares subject to exercise with respect to PSOs under the 2010 LTIP is 737,640, which, if earned, will be settled, subject to the vesting schedule noted above, in early 2011. Based on current estimates of the likely level of achievement of the performance metric, unrecognized compensation expense related to the 2010 PSOs was $2,638 as of December 31, 2010. This expense is expected to be recognized over a weighted-average remaining period of 2.2 years.

2009 Executive Long Term Incentive Program

On March 4, 2009, the Management Development and Compensation Committee of the Board of Directors approved the terms of The Timberland Company 2009 Executive Long Term Incentive Program (“2009 LTIP”) with respect to equity awards to be made to certain of the Company’s executives and employees. On March 5, 2009, the Board of Directors also approved the 2009 LTIP with respect to the Company’s Chief Executive Officer. The 2009 LTIP was established under the Company’s 2007 Incentive Plan. The awards are subject to future performance, and consist of PSUs, equal in value to one share of the Company’s Class A Common Stock, and PSOs, with an exercise price of $9.34 (the closing price of the Company’s Class A Common Stock as quoted on the New York Stock Exchange on March 5, 2009, the date of grant). On May 21, 2009, additional awards were made under the 2009 LTIP consisting of PSUs equal in value to one share of the Company’s Class A Common Stock, and PSOs with an exercise price of $12.93 (the closing price of the Company’s Class A Common Stock as quoted on the New York Stock Exchange on May 21, 2009, the date of grant). Shares with respect to the PSUs will be granted and will vest following the end of the applicable performance period and approval by the Board of Directors, or a committee thereof, of the achievement of the applicable performance metric. The PSOs will vest in three equal annual installments following the end of the applicable performance period and approval by the Board of Directors, or a committee thereof, of the achievement of the applicable performance metric. The payout of the performance awards will be based on the Company’s achievement of certain levels of EBITDA, with threshold, budget, target and maximum award levels based upon actual EBITDA of the Company during the applicable performance periods equaling or exceeding such levels. The performance period for the PSUs is the three-year period from January 1, 2009 through December 31, 2011, and the performance period for the PSOs was the twelve-month period from January 1, 2009 through December 31, 2009. No awards shall be made or earned, as the case may be, unless the threshold goal is attained, and the maximum payout may not exceed 200% of the target award.

The maximum number of shares to be awarded with respect to PSUs under the 2009 LTIP is 745,000, which, if earned, will be settled in early 2012. Based on current estimates of the likely level of achievement of the performance metric, unrecognized compensation expense with respect to the 2009 PSUs was $1,631 as of December 31, 2010. This expense is expected to be recognized over a weighted-average remaining period of 1.2 years.

Based on actual performance, the number of shares subject to exercise with respect to PSOs under the 2009 LTIP is 599,619, which shares were settled on March 4, 2010, subject to the vesting schedule noted above. The weighted-average grant date fair value per share of PSOs granted under the 2009 LTIP, for which exercise price equals market value at the date of grant, was $9.52.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company estimates the fair value of its PSOs on the date of grant using the Black-Scholes option valuation model, which employs the following assumptions:

	2010 LTIP	2009 LTIP
	Year Ended December 31, 2010	Year Ended December 31, 2009
Expected volatility	47.7%	41.9%
Risk-free interest rate	2.7%	1.9%
Expected life (in years)	6.1	6.4
Expected dividends	—	—

The following summarizes activity associated with stock options earned under the Company’s 2009 LTIP and excludes the performance-based awards noted above under the 2010 LTIP for which performance conditions have not been met:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2010	—	$—
Settled	599,619	9.52
Exercised	—	—
Expired or forfeited	(30,554)	9.79

Outstanding at December 31, 2010	569,065	$9.50	8.19	$8,582

Vested or expected to vest at December 31, 2010	542,089	$9.50	8.18	$8,178

Exercisable at December 31, 2010	—	—	—	—

Unrecognized compensation expense related to the 2009 PSOs was $719 as of December 31, 2010. This expense is expected to be recognized over a weighted-average remaining period of 1.6 years.

2008 Executive Long Term Incentive Program

In March 2008, the MDCC approved the terms of The Timberland Company 2008 Executive Long Term Incentive Program (“2008 LTIP”) with respect to equity awards to be made to certain Company executives, and in March 2008, the Board of Directors also approved the 2008 LTIP with respect to the Company’s Chief Executive Officer. The 2008 LTIP was established under the 2007 Plan. The awards were based on the achievement of certain net income goals for the Company for the twelve-month period from January 1, 2008 through December 31, 2008, with threshold, budget, target and maximum award values based on actual net income of the Company for 2008 equaling or exceeding specified percentages of budgeted net income. No awards were to be made unless the threshold goal was attained and in no event could the payout exceed 150% of the target award. The total potential grant date value of the maximum awards under the 2008 LTIP was $7,500. Awards earned under the 2008 LTIP were $1,453, and were paid in early 2009. The awards were settled 60% in stock options, subject to a three-year vesting schedule, and 40% in restricted stock, subject to a two-year vesting schedule. For purposes of the payout, the number of shares subject to the options was based on the value of the option as of the date of issuance using the Black-Scholes option pricing model, and the number of restricted shares issued was based on the fair market value of the Company’s Class A Common Stock on the date of issuance.

Other Long Term Incentive Programs

During 2010, the MDCC approved a program to award cash or equity awards based upon the achievement of certain project milestones. Awards will be granted upon approval of performance criteria achievement by a

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

steering committee designated by the Board of Directors, and, if equity based, will vest immediately upon grant. The Company expects the milestones to be achieved at various stages through 2013. The maximum aggregate value which may be earned under the program is $2,615, and the number of equity awards to be issued, if applicable, will be determined based on the fair market value of the Company’s Class A Common Stock on the date of issuance. Unrecognized compensation expense related to these awards was $1,748 as of December 31, 2010, and the expense is expected to be recognized over a weighted-average remaining period of 1.8 years.

Stock Options

The Company estimates the fair value of its stock option awards on the date of grant using the Black-Scholes option valuation model, which employs the assumptions noted in the following table, for stock option awards excluding awards issued under the Company’s Long Term Incentive Programs discussed above. Expected volatility is based on the historical volatility of the Company’s stock.

The expected term of options is estimated using the historical exercise behavior of employees and directors. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve corresponding to the stock option’s average life.

Year Ended December 31,	2010	2009	2008
Expected volatility	49.0%	43.5%	32.2%
Risk-free interest rate	2.2%	2.1%	3.0%
Expected life (in years)	5.0	6.1	6.4
Expected dividends	—	—	—

The following summarizes transactions for the year ended December 31, 2010, under stock option arrangements excluding awards issued under the Company’s Long Term Incentive Programs discussed above:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2010	3,908,270	$25.05
Granted	185,300	20.78
Exercised	(215,035)	15.62
Expired or forfeited	(218,611)	26.69

Outstanding at December 31, 2010	3,659,924	$25.29	4.66	$11,275

Vested and expected to vest at December 31, 2010	3,622,230	$25.37	4.61	$11,042

Exercisable at December 31, 2010	3,159,713	$26.86	4.04	$6,693

The weighted-average grant date fair values per share of stock options granted, for which exercise price equals market value at the date of grant, were $9.32, $4.39 and $5.73 for the years ended December 31, 2010, 2009 and 2008, respectively. The total intrinsic values of stock options exercised during the years ended December 31, 2010, 2009 and 2008 were $1,263, $354 and $476, respectively.

Total unrecognized share-based compensation expense related to nonvested stock options was $1,848 as of December 31, 2010. The cost is expected to be recognized over the weighted-average remaining period of 1.5 years.

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nonvested Shares — Restricted Stock and Restricted Stock Units

As noted above, the Company’s 1997 Plan and 2007 Plan provide for grants of nonvested shares. Under the 1997 Plan, the Company generally granted restricted stock with a three year vesting period, which is the same as the contractual term. Under the 2007 Plan, restricted stock awards will vest in equal annual installments over a two-year period and restricted stock units will vest in equal annual installments over a one to three-year period. Expense is recognized over the award’s requisite service period, which begins on the first day of the measurement period and ends on the last day of the vesting period. The fair value of nonvested share grants is determined by the fair market value at the date of grant.

Changes in the Company’s nonvested shares, excluding awards under the Company’s Long Term Incentive Programs discussed above, for the year ended December 31, 2010 are as follows:

	Stock Awards	Weighted- Average Grant Date Fair Value	Stock Units	Weighted- Average Grant Date Fair Value
Nonvested at January 1, 2010	86,102	$15.59	297,758	$13.74
Awarded	—	—	145,684	22.03
Vested	(61,142)	18.14	(161,256)	13.65
Forfeited	—	—	(22,194)	15.69

Nonvested at December 31, 2010	24,960	$9.34	259,992	$18.27

Expected to vest at December 31, 2010	24,960	$9.34	236,862	$18.08

The total fair value of stock awards vested during the years ended December 31, 2010, 2009 and 2008 was $1,107, $3,017 and $1,913, respectively. Unrecognized compensation expense related to nonvested restricted stock awards was $13 as of December 31, 2010, and the expense is expected to be recognized over a weighted-average remaining period of 0.2 years. The total fair value of stock units vested during the years ended December 31, 2010 and 2009 was $3,148 and $618, respectively. No stock units vested during 2008. Unrecognized compensation expense related to nonvested restricted stock units was $2,787 as of December 31, 2010, and the expense is expected to be recognized over a weighted-average remaining period of 1.5 years.

Employee Stock Purchase Plan

Pursuant to the terms of our 1991 Employee Stock Purchase Plan, as amended (the “ESPP”), we are authorized to issue up to an aggregate of 2,600,000 shares of our Class A Common Stock to eligible employees electing to participate in the ESPP. Eligible employees may contribute, through payroll withholdings, from 2% to 10% of their regular base compensation during six-month participation periods beginning January 1 and July 1 of each year. At the end of each participation period, the accumulated deductions are applied toward the purchase of Class A Common Stock at a price equal to 85% of the market price at the beginning or end of the participation period, whichever is lower.

The fair value of the ESPP purchase rights was estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions in the following table. Expected volatility is based on the six-month participation period (the option’s contractual and expected life). The risk-free interest rate is based on the six-month U.S. Treasury rate.

Year Ended December 31,	2010	2009	2008
Expected volatility	47.4%	76.5%	49.6%
Risk-free interest rate	0.2%	0.3%	2.8%
Expected life (in months)	6	6	6
Expected dividends	—	—	—

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee purchases totaled 76,222, 95,337 and 87,365 shares in 2010, 2009 and 2008, respectively, at prices ranging from $9.82 to $13.74 per share. As of December 31, 2010, a total of 96,580 shares were available for future purchases. The weighted-average fair values of the Company’s ESPP purchase rights were approximately $4.54, $4.20 and $4.65 per share for the years ended December 31, 2010, 2009 and 2008, respectively.

As of December 31, 2010, there was no unrecognized compensation expense with respect to purchase rights under the ESPP.

14. Business Segments and Geographic Information

The Company’s reportable segments are North America, Europe and Asia. The composition of segments is consistent with that used by the Company’s chief operating decision maker.

The North America segment is comprised of the sale of products to wholesale and retail customers in North America. It includes Company-operated specialty and factory outlet stores in the United States and our United States e-commerce business. This segment also includes royalties from licensed products sold worldwide, the related management costs and expenses associated with our worldwide licensing efforts, and certain marketing expenses and value added services. Beginning in the first quarter of 2010, results for the North America segment include certain U.S. distribution expenses, customer operations and service costs, credit management and short-term incentive compensation costs that were recorded in Unallocated Corporate in prior years. These prior year costs, as well as the assets related to the U.S. distribution centers, have been reclassified to North America to conform to the current year presentation.

The Europe and Asia segments each consist of the marketing, selling and distribution of footwear, apparel and accessories outside of the United States. Products are sold outside of the United States through our subsidiaries (which use wholesale, retail and e-commerce channels to sell footwear, apparel and accessories), franchisees and independent distributors. Certain wholesale distributor revenue and operating income reflected in our Europe segment in prior periods has been reclassified to Asia to conform to the current year presentation. Additionally, certain expenses, primarily related to short-term incentive compensation costs previously reported in Unallocated Corporate, have been reclassified to Europe and Asia to conform to the current year presentation.

Unallocated Corporate consists primarily of corporate finance, information services, legal and administrative expenses, share-based compensation costs, global marketing support expenses, worldwide product development costs and other costs incurred in support of Company-wide activities. Unallocated Corporate also includes certain value chain costs such as sourcing and logistics, as well as inventory variances. Beginning in the first quarter of 2010, certain U.S. distribution expenses, customer operations and service costs and credit management costs previously reported in Unallocated Corporate were reclassified to North America. Additionally, short-term incentive compensation costs previously reported in Unallocated Corporate were reclassified to North America, Europe and Asia. Unallocated Corporate also includes total other income/(expense), net, which is comprised of interest income, interest expense and other, net, which includes foreign exchange gains and losses resulting from changes in the fair value of financial derivatives not accounted for as hedges and the timing and settlement of local currency denominated assets and liabilities and other miscellaneous non-operating income/(expense). Such income/(expense) is not allocated among the reportable business segments.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate segment performance based on revenue and operating income. Intersegment revenues, which are eliminated in consolidation, are not material. Total assets are disaggregated to the extent that assets apply specifically to a single segment. Unallocated Corporate assets primarily consist of cash and equivalents, manufacturing/sourcing assets, computers and related equipment, and deferred tax assets.

The following tables present the segment information as of and for the years ended December 31, 2010, 2009 and 2008, respectively. Operating income/(loss) shown below for the year ended December 31, 2010 includes impairment charges of $8,617 and $5,334 in North America and Europe, respectively, related to goodwill and certain other intangible assets. Operating income for North America for the year ended

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2010 also includes gains related to the termination of licensing agreements of $3,000. Operating income for Europe for the years ended December 31, 2009 and 2008 includes an impairment charge of $925 and $2,061, respectively, related to a certain intangible asset. See Notes 5 and 8 for additional information.

	North America	Europe	Asia	Unallocated Corporate	Consolidated
2010
Revenue	$647,337	$592,086	$190,061	$—	$1,429,484
Operating income/(loss)	126,267	106,327	30,575	(128,885)	134,284
Interest income	—	—	—	434	434
Interest expense	—	—	—	(538)	(538)
Other, net	—	—	—	7,080	7,080

Income/(loss) before income taxes	$126,267	$106,327	$30,575	$(121,909)	$141,260

Total assets	$275,972	$374,394	$97,402	$144,591	$892,359
Goodwill	31,964	6,994	—	—	38,958
Expenditures for capital additions	3,058	5,801	2,199	8,859	19,917
Depreciation and amortization	6,343	5,157	1,723	12,277	25,500

	North America	Europe	Asia	Unallocated Corporate	Consolidated
2009
Revenue	$610,164	$527,979	$147,733	$—	$1,285,876
Operating income/(loss)	95,699	73,759	11,031	(103,015)	77,474
Interest income	—	—	—	903	903
Interest expense	—	—	—	(498)	(498)
Other, net	—	—	—	3,506	3,506

Income/(loss) before income taxes	$95,699	$73,759	$11,031	$(99,104)	$81,385

Total assets	$248,639	$353,520	$56,552	$201,196	$859,907
Goodwill	36,876	7,477	—	—	44,353
Expenditures for capital additions	6,235	1,889	1,153	8,400	17,677
Depreciation and amortization	7,018	5,600	1,770	14,395	28,783

	North America	Europe	Asia	Unallocated Corporate	Consolidated
2008
Revenue	$652,435	$551,752	$160,363	$—	$1,364,550
Operating income/(loss)	104,213	83,040	3,237	(120,854)	69,636
Interest income	—	—	—	2,371	2,371
Interest expense	—	—	—	(652)	(652)
Other, net	—	—	—	5,455	5,455

Income/(loss) before income taxes	$104,213	$83,040	$3,237	$(113,680)	$76,810

Total assets	$273,347	$267,947	$115,880	$192,225	$849,399
Goodwill	36,876	6,994	—	—	43,870
Expenditures for capital additions	5,039	5,632	1,707	9,938	22,316
Depreciation and amortization	7,056	7,382	2,588	15,319	32,345

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following summarizes our operations in different geographic areas for the years ended December 31, 2010, 2009 and 2008, respectively:

	United States	Europe	Asia	Other Foreign	Consolidated
2010
Revenue	$609,484	$561,233	$190,556	$68,211	$1,429,484
Long-lived assets	121,455	24,198	5,729	4,355	155,737
2009
Revenue	$575,495	$498,386	$148,214	$63,781	$1,285,876
Long-lived assets	134,677	30,713	4,697	4,580	174,667
2008
Revenue	$615,897	$526,137	$160,872	$61,644	$1,364,550
Long-lived assets	138,376	35,360	2,347	4,885	180,968

Other Foreign revenue above consists of revenue in Canada, the Middle East, Latin America and Africa. Revenues from external customers are reflected in the geographic regions based on where the products are sold. Licensing revenue, which is included in our North America reporting segment, has been allocated to the geographic regions above based on where the products are sold.

Long-lived assets in the table above include property, plant and equipment, goodwill, intangible assets, net and other assets, net. Other Foreign assets consist primarily of the Company’s manufacturing assets in the Caribbean.

For segment reporting, Canada is included in our North America segment. The Middle East, Latin America and Africa are included in our Europe segment.

The following summarizes our revenue by product group for the years ended December 31, 2010, 2009 and 2008, respectively:

	2010	2009	2008
Footwear	$1,035,681	$931,179	$974,326
Apparel and accessories	368,825	329,071	367,032
Royalty and other	24,978	25,626	23,192

Total	$1,429,484	$1,285,876	$1,364,550

2009 reflects a reclassification adjustment of $500 between Apparel and accessories and Royalty and other.

15. Retirement Plans

We maintain a contributory 401(k) Retirement Earnings Plan (the “401(k) Plan”) for eligible U.S. salaried and hourly employees who are at least 18 years of age. Under the provisions of the 401(k) Plan, employees may contribute up to 40% of their base salary up to certain limits. The 401(k) Plan provides for Company matching contributions not to exceed 3% of the employee’s compensation or, if less, 50% of the employee’s contribution. Vesting of our contribution begins at 25% after one year of service and increases by 25% each year until full vesting occurs. We maintain a non-contributory profit sharing plan for eligible hourly employees not covered by the 401(k) Plan. Our contribution expense under these U.S. retirement plans was $1,611, $1,586 and $1,648 in 2010, 2009 and 2008, respectively.

16. Commitments and Contingencies

Leases

We lease our corporate headquarters facility and other management offices, manufacturing facilities, retail stores, showrooms, two distribution facilities and certain equipment under non-cancelable operating leases

THE TIMBERLAND COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expiring at various dates through 2024. The approximate minimum rental commitments under all non-cancelable leases as of December 31, 2010 are as follows:

2011	$50,868
2012	40,316
2013	31,627
2014	23,966
2015	19,339
Thereafter	44,058

Total	$210,174

Most of the leases for retail space provide for renewal options, contain normal escalation clauses and require us to pay real estate taxes, maintenance and other expenses. The aggregate base rent obligation for a lease is expensed on a straight-line basis over the term of the lease. Base rent expense for all operating leases was $58,504, $54,915 and $58,338 for the years ended December 31, 2010, 2009 and 2008, respectively. Percentage rent, based on sales levels, for the years ended December 31, 2010, 2009 and 2008 was $9,465, $8,983 and $10,213, respectively.

Litigation

We are involved in various legal matters, including litigation, which have arisen in the ordinary course of business. Management believes that the ultimate resolution of any existing matter will not have a material adverse effect on our business or our consolidated financial statements. In December 2008, we settled certain litigation involving infringement of our intellectual property rights by a third party, which resulted in a pre-tax gain of approximately $2,630.

17. Selected Quarterly Financial Data (Unaudited)

2010 Quarter Ended	April 2	July 2(1)	October 1	December 31(1)(2)
	(Amounts in Thousands, Except Per Share Data)
Revenue	$317,042	$188,954	$432,344	$491,144
Gross profit	157,983	93,508	206,569	238,454
Net income/(loss)	25,747	(23,452)	52,195	42,132
Basic earnings/(loss) per share	$.48	$(.44)	$1.01	$.83
Diluted earnings/(loss) per share	$.47	$(.44)	$1.00	$.82

(1)	Net income includes a pre-tax charge of $13,249 and $702 in the quarters ended July 2 and December 31, respectively, associated with the impairment of certain goodwill and intangible assets. See Note 5 for additional information.
(2)	Net income includes a $3,950 cumulative adjustment to correct the tax rate applied to intercompany profits.

2009 Quarter Ended	April 3	July 3	October 2	December 31
Revenue	$296,648	$179,702	$421,766	$387,760
Gross profit	136,689	75,508	194,512	196,213
Net income/(loss)	15,877	(19,244)	37,757	22,254
Basic earnings/(loss) per share	$.28	$(.34)	$.68	$.40
Diluted earnings/(loss) per share	$.27	$(.34)	$.68	$.40